UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2017

ContraVir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36856	46-2783806
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

399 Thornall Street, First Floor

Edison, NJ    08837

(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 902-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02                                           Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 25, 2017, ContraVir Pharmaceuticals, Inc. (the “Company”) entered into an Amended and Restated Executive Agreement (the “Agreement”) with James Sapirstein, the Company’s Chief Executive Officer.   The term of the Agreement commenced on May 25, 2017 and will continue until May 25, 2020, following which time the Agreement will be automatically renewed for successive one year periods at the end of each term, unless either party delivers written notice to the other party of their intent to not renew the agreement. Pursuant to the  Agreement, Mr. Sapirstein’s current base compensation is $480,000 per year. Mr. Sapirstein is eligible to receive a cash bonus of up to 50% of his base salary per year based on meeting certain performance objectives and bonus criteria. Mr. Sapirstein is also eligible to receive a realization  bonus (the “Realization Bonus”) equal to $2,000,000 in either cash or registered common stock or a combination thereof as mutually agreed by Mr. Sapirstein and the Company, in the event that during the term of the Agreement, for a period of 90 consecutive trading days, the market price of the Company’s common stock is $4.00 or more and the value of the common stock daily trading volume is $900,000 or more.

If Mr. Sapirstein’s employment is terminated by us for cause or as a result of Mr. Sapirstein’s death or permanent disability, or if Mr. Sapirstein terminates his employment agreement voluntarily without Good Reason (as defined in the Agreement), Mr. Sapirstein will be entitled to receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus earned but not yet paid, (iii) any Realization Bonus earned and payable, but not yet paid, and (iv) all business expenses reasonably and necessarily incurred by Mr. Sapirstein prior to the date of termination. If Mr. Sapirstein’s employment is terminated by us without cause or by Mr. Sapirstein for Good Reason, Mr. Sapirstein will be entitled to receive the amounts due upon termination of his employment by us for cause or as a result of his death or permanent disability, or upon termination by Mr. Sapirstein of his employment voluntarily without Good Reason, in addition to (provided that Mr. Sapirstein executes a written release with respect to certain matters) a severance payment equal to his base compensation for 18 months from the date of termination and reimburse Mr. Sapirstein’s payment of COBRA premiums for 18 months from the date of termination. In addition, if Mr. Sapirstein’s employment is terminated: (a) by us without cause within 6 months prior to a change of control (as defined in the Agreement) that was pending during such 6 month period, (b) by Mr. Sapirstein for Good Reason within 12 months after a change of control, or (c) by us without cause at any time upon or within 12 months after a change of control, Mr. Sapirstein would be entitled to receive the amounts due upon termination of his employment by us for cause or as a result of his death or permanent disability, or upon termination by Mr. Sapirstein voluntarily without Good Reason, provided, if Mr. Sapirstein executes a written release with respect to certain matters, he will be entitled to a severance payment equal to his base compensation for 18 months from the date of termination and reimbursement of his payment of COBRA premiums for 18 months from the date of termination.  In addition, all of Mr. Sapirstein’s unvested stock options and other equity awards would immediately vest and become fully exercisable (x) in the event a change of control transaction is pending, for a period of six months following the date of termination, and (y) in the event a change of control transaction is not then pending, for the period of time set forth in the applicable agreement evidencing the award.

The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Executive Agreement by and between James Sapirstein and ContraVir Pharmaceuticals, Inc. dated as of May 25, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2017

CONTRAVIR PHARMACEUTICALS, INC.

By:	/s/ James Sapirstein
James Sapirstein
Chief Executive Officer